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Exhibit 5

December 18, 2003

Evergreen Resources, Inc.
1401 17th Street, Suite 1200
Denver, Colorado 80202

  Re:
  Registration Statement on Form S-3

Gentlemen:

        Our firm, Berenbaum, Weinshienk & Eason, P.C., of 370 Seventeenth Street, Suite 4800, Denver, Colorado, has acted as counsel for Evergreen Resources, Inc. (the "Company") in connection with its registration under the Securities Act of 1933, as amended (the "Securities Act"), of an aggregate of 2,770,046 shares of its common stock, no par value (the "Shares"), that may be subsequently offered and sold by certain shareholders of the Company from time to time, as set forth in the Registration Statement on Form S-3 (the "Registration Statement") that is being filed on the date hereof by the Company with the Securities and Exchange Commission (the "Commission"). This opinion is provided pursuant to the requirements of Item 16 of Form S-3 and Item 601(b)(5) of Regulation S-K.

        We have reviewed the Company's articles of incorporation and bylaws, each as amended to date, and have examined the originals, or copies certified or otherwise identified to our satisfaction, of corporate records of the Company, including minute books of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents, as a basis for the opinions hereinafter expressed. In rendering this opinion, we have relied upon certificates of public officials and officers of the Company with respect to the accuracy of the factual matters contained in such certificates.

        In connection with such review, we have assumed with your permission (1) the genuineness of all signatures and the legal competence of all signatories; (2) the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies; and (3) the proper issuance and accuracy of certificates of public officials and officers and agents of the Company. In rendering opinions as to future events, we have assumed the facts and law existing on the date hereof.

        This opinion is limited to the laws of the State of Colorado, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

        Based upon and subject to the foregoing and the qualifications and limitations set forth below, and having regard for such legal considerations as we have deemed relevant, it is our opinion that the Shares have been duly authorized and are validly issued, fully paid and nonassessable.

        This opinion is delivered solely for your benefit in connection with the Registration Statement and the transactions provided for therein and may not be quoted in whole or in part, referred to, filed with any governmental agency or otherwise used or relied upon by any other person or for any other purpose without our prior written consent.

        This opinion is rendered as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof.

        We hereby consent to being named in the Registration Statement as attorneys who passed upon the validity of the Shares and to the filing of a copy of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act, or other rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Berenbaum, Weinshienk & Eason, P.C.

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  Exhibit 5